Exhibit 99.1

Coffee Holding Co., Inc. Reports 14% Increase in Net Sales, But Records Small Net Loss Due to Losses at Steep N Brew Subsidiary

STATEN ISLAND, New York – June 14, 2022. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal quarter ended April 30, 2022:

Net Sales. Net sales totaled $16,498,169 for the three months ended April 30, 2022, an increase of $2,029,611, or 14.0%, from $14,468,558 for the three months ended April 30, 2021. The increase in net sales was due to an increase of sales to the Company’s legacy customers partially offset by a decrease in sales from the Company’s Generations/Steep N Brew subsidiary.

Cost of Sales. Cost of sales for the three months ended April 30, 2022 was $14,505,415, or 87.9% of net sales, as compared to $10,699,090, or 74% of net sales, for the three months April 30, 2021. The increase in cost of sales was due to the Company’s increased sales to the Company’s legacy customers, increased prices of green coffee and packaging materials and the Company’s continued losses from the Company’s Generations/Steep N Brew subsidiary, which included obsolete inventory write-off of approximately $718,000.

Gross Profit. Gross profit for the three months ended April 30, 2022 amounted to $1,992,754 or 12.1% of net sales, as compared to $3,769,468 or 26.1% of net sales, for the three months ended April 30, 2021. The decrease in gross profits on a percentage basis was attributable to the factors listed above.

Operating Expenses. Total operating expenses increased by $50,899 to $3,366,223 for the three months ended April 30, 2022 from $3,315,324 for the three months ended April 30, 2021. Selling and administrative expenses increased by $53,399 and officers’ salaries decreased by $2,500.

Net (Loss) Income. The Company had a net loss of $368,096 or $(0.06) per share basic and diluted, for the three months ended April 30, 2022 compared to net income of $357,044, or $0.06 per share basic and diluted for the three months ended April 30, 2021. The decrease in net income was due primarily to the continued losses from the Company’s Generations/Steep N Brew subsidiary.

“Although we increased sales by approximately $2.0 million or 14.0% compared to last year and business remained strong in both the Coffee Holding legacy and Optco divisions, we recorded a loss of $0.06 per share for this fiscal period, primarily as a result of an operating loss at our Generations/Steep N Brew division. After several periods of losses at Generations/Steep N Brew, stemming from increasing costs, impacts of the COVID pandemic and poor performance, we are now looking to restructure the operational activities at Generations/Steep N Brew. Unfortunately, we incurred write offs relating to accounts receivables, inventory and packaging materials at this division, resulting in an operating loss of approximately $508,000 (net of tax) or $0.09 per share,” said Andrew Gordon, President and CEO of Coffee Holding Company.

“Moving forward, I believe we have a clear direction on how to grow both our sales and profits as we had in the past by focusing on sales of unroasted green coffee beans to small and medium size roasters, sales of private label products to large wholesalers and retailers and a continued push on our own legacy brands. I believe this has been and will continue to be a winning formula in our efforts to grow both our sales and profits. We have increased our sales now for seven consecutive months compared to the prior year despite low meaningful sales from our Generations/Steep N Brew subsidiary, including a 14% increase this quarter and I anticipate that trend will continue in spite of the inflationary headwinds that many of our green coffee customers now face. We appreciate our shareholders’ loyalty and patience and we look forward to a clearer path forward in the immediate future,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on its revenue growth and operations. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. The Company has based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, the effect of any pandemics including the one caused by Covid-19, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2022	October 31, 2021
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$3,025,137	$3,696,275
Accounts receivable, net of allowances of $144,000 for 2022 and 2021	7,335,947	9,299,978
Inventories	15,972,528	15,961,866
Prepaid expenses and other current assets	430,938	542,224
Due from broker	261,250	725,000
Prepaid and refundable income taxes	375,417	75,952
TOTAL CURRENT ASSETS	27,401,217	30,301,295

Building machinery and equipment, net	3,277,216	2,662,628
Customer list and relationships, net of accumulated amortization of $255,444 and $237,131 for 2022 and 2021, respectively	429,556	447,869
Trademarks and tradenames	408,000	408,000
Non-compete, net of accumulated amortization of $74,250 and $69,300 for 2022 and 2021, respectively	24,750	29,700
Goodwill	2,488,785	2,488,785
Equity method investments	366,444	402,245
Investment - other	2,500,000	2,500,000
Deferred income tax asset - net	114,961	77,394
Right of Use Asset	3,365,837	3,545,786
Deposits and other assets	508,522	449,225
TOTAL ASSETS	$40,885,288	$43,312,927

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,623,805	$5,047,640
Line of credit – current portion	5,900,000	3,800,850
Lease liability – current portion	191,374	340,400
Note payable – current portion	4,200	4,200
Due to broker	132,125	708,321
Income taxes payable	6,214	416,449
TOTAL CURRENT LIABILITIES	8,857,718	10,317,860

Lease liabilities	3,295,876	3,299,784
Note payable – long term	10,461	13,092
Deferred compensation payable	302,412	311,872
TOTAL LIABILITIES	12,466,467	13,942,608
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued as of April 30, 2022 and October 31, 2021; 5,708,599 shares outstanding as of April 30, 2022 and October 31, 2021	6,634	6,634
Additional paid-in capital	19,052,806	18,688,797
Retained earnings	13,984,989	14,471,222
Less: Treasury stock, 925,331 common shares, at cost as of April 30, 2022 and October 31, 2021	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	28,410,869	28,533,093
Non-controlling interest	7,952	837,226
TOTAL EQUITY	28,418,821	29,370,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,885,288	$43,312,927

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX AND THREE MONTHS ENDED APRIL 30, 2022 AND 2021

(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2022	2021	2022	2021
NET SALES	$33,203,029	$32,602,395	$16,498,169	$14,468,558

COST OF SALES	26,938,669	24,353,356	14,505,415	10,699,090

GROSS PROFIT	6,264,360	8,249,039	1,992,754	3,769,468

OPERATING EXPENSES:
Selling and administrative	6,784,824	6,321,651	3,215,085	3,161,686
Officers’ salaries	302,275	306,863	151,138	153,638
TOTAL	7,087,099	6,628,514	3,366,223	3,315,324

(LOSS) INCOME FROM OPERATIONS	(822,739)	1,620,525	(1,373,469)	454,144

OTHER (EXPENSE) INCOME
Interest income	4,094	929	2,556	519
Loss from equity method investment	(35,801)	(3,915)	(4,075)	(1,317)
Interest expense	(90,293)	(43,507)	(49,683)	(16,839)
TOTAL	(122,000)	(46,493)	(51,202)	(17,637)

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	(944,739)	1,574,032	(1,424,671)	436,507

(Benefit) provision for income taxes	(248,275)	510,329	(385,681)	129,086

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	(696,464)	1,063,703	(1,038,990)	307,421
Less: Net loss (income) attributable to the non-controlling interest	609,231	(29,348)	670,894	49,623

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(87,233)	$1,034,355	$(368,096)	$357,044

Basic and diluted (loss) earnings per share	$(.02)	$.18	$(.06)	$.06

Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,708,599	5,708,599	5,708,599

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED APRIL 30, 2022 AND 2021

(Unaudited)

	2022	2021
OPERATING ACTIVITIES:

Net (loss) income	$(696,464)	$1,063,703
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	280,594	337,353
Stock-based compensation	364,009	379,537
Unrealized gain on commodities	(112,446)	(559,408)
Loss on equity method investments	35,801	3,915
Write-off of accounts receivable	415,096	-
Write-down of obsolete inventory	718,353	-
Amortization of right of use asset	179,949	226,155
Deferred income taxes	(37,567)	154,550
Changes in operating assets and liabilities:
Accounts receivable	1,548,935	709,476
Inventories	(949,058)	1,935,996
Prepaid expenses and other current assets	111,286	(173,177)
Prepaid and refundable income taxes	(299,465)	91,684
Accounts payable and accrued expenses	(2,423,835)	970,875
Deposits and other assets	(68,757)	(100,000)
Change in lease liability	(152,934)	(248,980)
Income taxes payable	(410,235)	255,611
Net cash (used in) provided by operating activities	(1,496,738)	5,047,290

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(871,919)	(597,444)
Net cash used in investing activities	(871,919)	(597,444)

FINANCING ACTIVITIES:
Advances under bank line of credit	2,500,000	15,563
Principal payments on note payable	(2,631)	(2,507)
Payment of dividend	(399,000)	-
Principal payments under bank line of credit	(400,850)	(3,809,885)
Net cash provided by (used in) financing activities	1,697,519	(3,796,829)

NET (DECREASE) INCREASE IN CASH	(671,138)	653,017

CASH, BEGINNING OF PERIOD	3,696,275	2,875,120

CASH, END OF PERIOD	$3,025,137	$3,528,137

	2022	2021
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$84,967	$54,943
Income taxes paid	$498,992	$8,485

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of inventory by non-controlling interest	$220,043
Initial recognition of operating lease right of use asset	-	$65,999
Initial recognition of operating lease liabilities	-	$65,999

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

To supplement Coffee Holding’s consolidated financial statements presented in accordance with U.S. GAAP, Coffee Holding uses a non-GAAP measure, Adjusted Earnings Before Interest, Income Taxes (benefits), Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Coffee Holding’s current financial performance. Reconciliation of the nearest GAAP measure to Adjusted EBITDA follows:

Net income (GAAP measure)	$(368,096)
Addback: Interest expense	49,683
Income tax provision	(385,681)
Depreciation and amortization	124,835
Stock compensation	174,241
Total adjusted EBITDA	$(405,018)